                             UNITED ASSET MANAGEMENT

Hello. My name is _____. May I please speak with _____? I'm calling on behalf of your current investment in the _____ Fund. Briefly, I wanted to be sure you received a proxy statement and card for the joint meeting of shareholders to be held on October 27, 2000. Has that arrived?

                     YES                                                    NO

Have you had a chance to return that yet?              I'd like to mail you another proxy card. Do you
                                                       live at (check address)? I'll mail that today.
        YES                  NO


For whatever reason, that vote is not yet
registered. Would you like to place a                  Did you know that you can vote your
vote right now over the telephone?                     shares over the telephone instead of
                                                       returning the card?

        YES                  NO
                                                                  YES                   NO

                                                       Would you be interested in casting a vote now?
      See Attachment (Insert 1)
                                                                  YES                   NO

      YES                    NO                                   See Attachment (Insert 1)

I am recording your __ vote and
will send you a printed                                           YES                   NO
confirmation to (address). For
confirmation purposes, may I
have the city, state and zip and
shares owned (and TID) that
we'll be mailing your confirm to?

     YES                     NO                        If you could return your vote in the mail
                                                       or phone it in, it would be appreciated.

You have the right to change or revoke your proxy at any time before the meeting via telephone, internet or mail. Also, you may change your vote by attending the meeting and voting in person.

                Thank you for your time and have a good _____.

Machine Message:    This message is to remind you that a joint meeting of the
                    _____ Fund is scheduled for October 27, 2000. To quickly vote your shares over the telephone, simply call (800) 248-
                    3170. When calling please refer to record #___.
                    Representatives are available until 11:00 p.m. Eastern Time and will be happy to assist. Your vote is important! Thank you.

                                    INSERT I

I will now read and ask you to vote on each proposal. Before I do so, I would like to remind you that the fund's Board has recommended that you vote in favor of each proposal.

     1. The Fund's Board has proposed that shareholders elect a Board of Directors/Trustees. How would you like to vote?

     2. The Fund's Board has proposed that shareholders reclassify the Fund's investment objective from fundamental to non-fundamental. How would you like to vote?

     3. The Fund's Board has proposed that shareholders adopt standardized fundamental investment restrictions for the Fund. How would you like to vote?

     4. The Fund's Board has proposed that shareholders ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Fund. How would you like to vote?

     5. The Fund's Board has proposed that shareholders approve an interim investment advisory agreement for the Fund. How would you like to vote?

     6. The Fund's Board has proposed that shareholders approve a new investment advisory agreement for the Fund. How would you like to vote?